Exhibit 10(s)

2005 Annual Incentive Award Measures

The Compensation Committee of Lincoln National Corporation’s Board of Directors set corporate performance measures as well as additional measures for particular business units under the Lincoln National Corporation Incentive Compensation Plan, as amended and restated on March 8, 2001. The 2005 corporate performance measures are:

•	growth in our income from operations per share,
•	return on equity and
•	sales growth relative to industry-based indices.

The 2005 performance measures for the chief executive officer of the Investment Management segment also include the investment performance of assets managed by the segment.

The 2005 performance goals for the chief executive officer of the Lincoln Financial Advisors (“LFA”) include the following corporate goals:

•	growth in income from operations per share and
•	return on equity.

In addition, LFA’s goals include LFA income from operations and LFA sales growth relative to industry-based indices.

Income from operations is defined as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of realized gains or losses on investments and derivatives, restructuring charges, gains (losses) related to reinsurance embedded derivatives/trading account assets, cumulative effect of accounting changes, reserve changes on business sold through reinsurance net of related deferred gain amortization, gains (losses) on the sale of subsidiaries and blocks of business and loss on early retirement of debt, including subordinated debt. This is the measure that the Compensation Committee uses to evaluate the performance of our businesses. Return on equity as used above is calculated based on income from operations.